EXHIBIT 8.1
October 20, 2006
Superior Energy Services, Inc.
1105 Peters Road
Harvey, LA 70058
Ladies and Gentlemen:
     We have acted as counsel to you in connection with (i) the proposed merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of September 22, 2006 (the “Merger Agreement”), among Superior Energy Services, Inc., a Delaware corporation (“Superior”), SPN Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Superior, and Warrior Energy Services Corporation, a Delaware corporation (“Warrior”) and (ii) the preparation of the Registration Statement on Form S-4 (together will all exhibits thereto, the “Registration Statement”) relating to the Merger. In connection therewith, you have requested our opinion as to certain federal income tax matters relating to the Merger.
     In preparing our opinion, we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis therefore. In conducting our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.
     Based upon the foregoing, under currently applicable U.S. federal income tax law (i) the Merger will be treated as a Reorganization; and (ii) the discussion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the U.S. federal income tax consequences of the Merger to the Warrior shareholders.
     The foregoing opinion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in law, including changes to the Code, the

October 20, 2006

regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.
     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the headings entitled “Legal Matters” and “Material U.S. Federal Income Tax Consequences”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.